Exhibit 99.1.D


                         EBANK FINANCIAL SERVICES, INC.



                                     ANNEX D
                                     -------

                                       TO

                           PRIVATE OFFERING MEMORANDUM
                                       FOR
       EXCHANGE OFFER FOR SERIES A PREFERRED SHARES AND ORIGINAL WARRANTS


             PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
             -------------------------------------------------------

                         EBANK FINANCIAL SERVICES, INC.
                        2410 PACES FERRY ROAD, SUITE 190
                             ATLANTA, GEORGIA  30339


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



Dear Fellow Shareholder:

     We cordially invite you to attend the 2003 Annual Meeting of Shareholders of ebank Financial Services, Inc., the holding company for ebank. At the meeting, we will report on our performance in 2002 and answer your questions. We look forward to discussing our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

     This letter serves as your official notice that we will hold the meeting on Monday, May 19, 2003 at 4:00 p.m. at our offices at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, for the following purposes:

     1.     To elect three members to the board of directors;

     2.     To approve an amendment to our 1998 Stock Incentive Plan; and

     3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     Shareholders owning our common stock at the close of business on April 11, 2003 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

     Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                              By Order of the Board of Directors,


                              /s/ James L. Box
                              James L. Box
                              Chief Executive Officer

Atlanta, Georgia
April 21, 2002

                         EBANK FINANCIAL SERVICES, INC.
                        2410 PACES FERRY ROAD, SUITE 190
                             ATLANTA, GEORGIA 30339

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 19, 2003

     Our board of directors is soliciting proxies for the 2003 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

     The board set April 11, 2003 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 2,060,639 shares of common stock outstanding on April 7, 2003. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

     When you sign the proxy card, you appoint James L. Box and Stephen R. Gross as your representatives at the meeting. Mr. Box and Mr. Gross will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Gross will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors" and for the proposal to amend our 1998 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Box and Mr. Gross will vote your proxy on such matters in accordance with their judgment.

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected. Thus, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Approval of the proposed amendment to the 1998 Stock Incentive Plan will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting.
Accordingly, abstentions and broker non-votes will have the same effect as negative votes with respect to approval of the amendment.

     We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. In addition to solicitation by mail, our officers and regular employees may solicit proxies from shareholders by telephone, telegram or personal interview. We are distributing this proxy statement on or about April 21, 2003.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS


          The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. In connection with the sale of our former subsidiary, Peachtree Capital Corporation, Caroline O. Harless resigned from our board of directors effective December 31, 2002. Subsequent to her resignation, we decreased the size of our board of directors from nine to eight. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2004 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2005 Annual Shareholders Meeting. Our directors and their classes are:


          Class I                  Class II                  Class III

     Terry L. Ferrero           Gary M. Bremer           Richard D. Jackson
     Walter Drakeford            Don B. Stout               James L. Box
                               Gregory J. Corona          Stephen R. Gross

     Shareholders will elect three nominees as Class II directors at the meeting to serve three-year terms expiring at the 2006 Annual Meeting of Shareholders.

     The board of directors recommends that you elect Gary M. Bremer, Don B. Stout and Gregory J. Corona as Class II directors.

     If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Gross will vote your proxy to elect Mr. Bremer, Mr. Stout, and Mr. Corona. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Box and Mr. Gross will vote instead for a replacement to be recommended by the board of directors.

NOMINEES FOR DIRECTORSHIPS:

     Gary M. Bremer, age 63, has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central's chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.

     Don B. Stout, age 66, was appointed to our board of directors in December 2000. Mr. Stout serves as president and chief executive officer of Cordova Realty, Inc. He also serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1975 to 1979, he was chief operating officer of Home Savings Bank in Reno, Nevada.

     Gregory J. Corona, age 48, was appointed to our board of directors effective March 1, 2002. Mr. Corona is a principal and the chief financial officer of Paladin Capital Partners Fund, a $200 million private equity fund with offices in Atlanta, Georgia and Washington, D.C. From April 2000 until August 2002, Mr. Corona was a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International

Voyager Media and its successor company, ABARTA Media, the largest publisher of travel publications and related media in the United States. Mr. Corona also serves as a director of CompuCredit Corporation Mr. Corona is a 1976 graduate of Michigan State University and earned his master's degree from the University of Detroit in 1979.

OTHER DIRECTORS AND EXECUTIVE OFFICERS:

     Richard D. Jackson, age 65, was named chairman of our board and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1992, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer - Mauduit International, Inc. since 1995. He has served as a director and a co-chairman of the board of Anacomp, Inc. and as a director and the chairman of the board of Asset Management Outsourcing, Inc.

     James L. Box, age 55, serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Most recently, Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from Jacksonville State University and the University of Alabama - Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina-Chapel Hill.

     Stephen R. Gross, age 55, has been one of our directors since September 1998. Mr. Gross is a co-founder of HLB Gross Collins, P.C., a full-service CPA firm in Atlanta, Georgia, and has been a member of that firm since 1979. Mr. Gross also serves as a director of Citi-Smith Barney Mutual Funds Family, a $45 billion fund group. Mr. Gross was also an organizer and is a director of ebank.

     Terry L. Ferrero, age 51, has been one of our directors since our formation in August 1997. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.

     Walter Drakeford, age 58, was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Washington, D.C., a firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law.

     Wayne W. Byers, CCM, CPA, age 46, has served as our senior vice president and chief financial officer since December 2000. Mr. Byers served as our financial reporting manager and controller from November 1999 until his promotion to chief financial officer. From 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The
University  of  Georgia  and  earned  his  master's  degree  from  Georgia State
University  in  1984.

     Michael J. Curasi, age 52, has served as our Senior Vice President and Senior Credit Officer since October 2002. He joined ebank as a Loan Officer in July of 2002. Mr. Curasi has over 30 years experience as a Commercial Lender, Commercial Loan Manager and Community President. He has served in these capacities at Southeast Bank, Suntrust Bank and Bank of North Georgia. He is a 1972 Graduate of the University of Florida with a degree in Accounting and Finance.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and former senior credit manager of the bank for the years ended December 31, 2002, 2001, and 2000. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2002.

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation             Long Term Compensation
                                                    -------------------             ----------------------
                                                                                            Awards
                                                                                            ------
                                                                   Other annual           Securities
Name and Principal Position            Year  Salary ($)   Bonus  compensation ($)   Underlying Options (#)
----------------------------------------------------------------------------------------------------------
James L. Box                           2002  $  150,000          $       9,773 (1)
Chief Executive Officer and President  2001  $  137,500          $      10,608 (1)
                                       2000  $   72,035          $       3,529 (1)                  35,000

Wayne W. Byers                         2002  $  104,083          $       6,429 (2)                   5,000
Chief Financial Officer                2001  $   96,313          $       6,726 (2)                  12,500
                                       2000  $   85,000 (2)                  0                           0

Lawrence W. Bourne                     2002  $   89,519 (3)      $       6,236 (3)                   5,000
Former Senior Credit Officer           2001  $  105,250          $       7,552 (3)                   5,000
                                       2000  $  101,042          $       6,488 (3)

-------------------------------
     (1) Includes $7,602, $8,412 and $2,817 in personal automobile expenses and $2,171, $2,196 and $712 in athletic club dues for the years ended December 31, 2002, 2001 and 2000, respectively.

     (2) Includes $6,429 and $6,726 in personal automobile expenses for the years ended December 31, 2002 and 2001. Mr. Byers became Chief Financial Officer effective December 2000.

     (3) Includes $5,111, $6,177 and $5,277 in personal automobile expenses and $1,125, $1,375 and $1,211 in athletic club dues for the years ended December 31, 2002, 2001 and 2000, respectively. Mr. Bourne terminated his employment effective October 31, 2002.

EMPLOYMENT  AGREEMENTS

     In May 2002, we entered into an employment agreement with Mr. Box, our chief executive officer, which includes the following principal terms:

     - Serves as president and chief executive officer of ebank Financial Services, Inc.;

     - Base salary of $150,000, which may be increased by the Board of Directors periodically;

     - Term of one year, which is subject to renewal each year thereafter for additional one year periods until death, disability, termination, or resignation;

     - Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

     -    Participates  in  retirement,  welfare,  and  other  benefit programs;

     -    Entitled  to  life  and  health  insurance;

     - Receives reimbursement for travel and business expenses and a monthly automobile allowance;

     - During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

     - Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment; If Mr. Box is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Box severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 24 months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

     - If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Box terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Box without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

               (a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

               (b) Mr. Box shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) one lump sum payment in an amount equal to his then current annual base salary multiplied by two; and

     - If Mr. Box terminates his employment within 30 days of a change in control or if the Company terminates Mr. Box without cause within 30 days of a change in control, all of the provisions in (a) and (b) above shall apply, except that Mr. Box shall be entitled to receive a lump sum payment in an amount equal to his then current annual base salary multiplied by three.

     In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:

     -    Serves  as  chief financial officer of ebank Financial Services, Inc.;

     - Base salary of $100,000 in 2002, which may be increased by the Board of Directors periodically;

     - Term of one year, which is extended automatically for additional one year periods unless either party to the agreement provides the other party with written notice 30 days before the expiration of the current term of its or his intention not to renew the agreement;

     - Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

     -    Participates  in  retirement,  welfare,  and  other  benefit programs;

     -    Entitled  to  life  and  health  insurance;

     - Receives reimbursement for travel and business expenses and a monthly automobile allowance;

     - During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information;

     - Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment;

     - If Mr. Byers is terminated without cause (as defined in the employment agreement), the Company must pay Mr. Byers severance compensation in an amount equal to 100% of his then-current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and

     - If a change in control (as defined in the employment agreement) occurs, and either (i) Mr. Byers terminates his employment for any reason within either 90 days of the occurrence of a change in control or within 90 days of the one year anniversary of the occurrence of a change in control; or (ii) the Company terminates Mr. Byers without cause (as defined in the employment agreement) within 90 days of the occurrence of a change in control, then:

               (a) the restrictive covenants contained in the employment agreement shall not apply after such termination; and

               (b) if the change in control resulted in a diminution of duties, required relocation or similar grievous action, Mr. Byers shall be entitled to the following: (1) any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued through the date of termination; and (2) a lump sum payment in an amount equal to his then current annual base salary multiplied by the original full term (as defined in the employment agreement).

DIRECTOR  COMPENSATION

     We currently pay our directors $300 for each board meeting attended. In addition, we pay our chairman of the board, Richard D. Jackson, $5,000 per month in director's fees. In 2002, we also paid $1,200 on behalf of Mr. Jackson for athletic club dues. Except for airfare, we typically do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings. In the past, we have awarded our directors options to purchase our common stock for their service on the board of directors under our 1998 Stock Incentive Plan. In 2001, we issued 12,000 options to each of our directors except for Mr. Box and Mr. Jackson. In January 2003, we issued 12,000 options to Mr. Corona.

OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     The following table sets forth information concerning the grant of stock options to the named executive officers during the year ended December 31, 2002.

                                   PERCENT OF
                     NUMBER OF   TOTAL OPTIONS
                    SECURITIES     GRANTED TO
                    UNDERLYING   DIRECTORS AND    EXERCISE OR
                      OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION
                    GRANTED (#)   FISCAL YEAR*      ($/SH)         DATE
                    -----------  --------------  -------------  ----------
Wayne W. Byers . . .  5,000 (1)           14.2%  $        1.90        2012
Lawrence W. Bourne .  5,000 (2)           14.2%  $        1.65        2012

_______________________________
(1) Mr. Byers's option to purchase 5,000 shares vests equally over a three year period beginning March 25, 2003.
(2) Mr. Bourne's option to purchase 5,000 shares vests equally over a three year period beginning August 5, 2003. Mr. Bourne terminated his employment effective October 31, 2002 and all such options were subsequently cancelled.

* During the year ended December 31, 2002, we granted 35,250 options to purchase our common stock, 33,833 of which were subsequently cancelled.

AGGREGATED  OPTION  EXERCISES  AND  YEAR-END  OPTION  VALUES

     The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2002. During 2002, none of the named executive officers exercised stock options.

                     Number of Unexercised Securities           Value of Unexercised In-the-Money
                Underlying Options at Fiscal year End (#)       Options at Fiscal Year End ($)(1)
                -----------------------------------------    --------------------------------------
Name                Exercisable         Unexercisable            Exercisable        Unexercisable
--------------  ------------------  ---------------------    ------------------  ------------------
James L. Box         23,334                11,666                      0                  0
Wayne W. Byers        4,167                13,333                      0                  0


_______________________________
(1) Based on the closing price of our common stock of $1.35 on December 31, 2002, none of these options were considered to be in-the-money.


EQUITY  COMPENSATION  PLAN  INFORMATION

     The following table sets forth information as to the Company's equity compensation plans as of the end of the Company's 2002 fiscal year:

------------------------------------------------------------------------------------------------------------------
                                                                                           Number of securities
                                                                                         remaining available for
                              Number of securities to be    Weighted-average exercise     future issuance under
                             issued upon exercise of the      price of outstanding      equity compensation plans
                                 outstanding options,         options, warrants and       (excluding securities
                                 warrants and rights                 rights              reflected in column (a))
Plan Category                            (a)                           (b)                         (c)
------------------------------------------------------------------------------------------------------------------
Equity Compensation
Plans approved by security
holders (1)                            216,334                       $  3.17                      3,666
---------------------------  ----------------------------  ---------------------------  --------------------------
Equity Compensation
Plans not approved by
security holders (1)                     N/A                           N/A                         N/A
------------------------------------------------------------------------------------------------------------------

(1) The Company's only equity compensation plan is the 1998 Stock Incentive Plan. The Company does not have any equity compensation plans not approved by shareholders.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of April 7, 2003. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank Financial Services, Inc., 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339.

     The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of April 7, 2003. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding those convertible securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. A person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

                                                        RIGHT TO       SHARES BENEFICIALLY
                                        NUMBER OF    ACQUIRE WITHIN   OWNED AS A PERCENTAGE
NAME OF BENEFICIAL OWNER               SHARES OWNED      60 DAYS      OF SHARES OUTSTANDING
-------------------------------------  ------------  ---------------  ----------------------
NBC Capital Corp. Collateral Account
FBO Ronald L. Attkisson . . . . . . .        40,276       325,850(1)                  15.09%
Billy R. Jones. . . . . . . . . . . .        49,710       300,000(2)                  14.51%
Edgar D. Chapman, Jr. (3).. . . . . .        25,351         190,926                    9.50%
Richard D. Jackson (4). . . . . . . .        20,086         136,667                    7.10%
Henry Alperin . . . . . . . . . . . .        19,348       127,440(5)                   6.65%
Tommy Duncan. . . . . . . . . . . . .        17,584       120,000(6)                   6.26%
Walter Drakeford (7). . . . . . . . .        15,391         124,000                    6.34%
Stephen R. Gross (8). . . . . . . . .        37,271          86,857                    5.68%
Attkisson, Carter & Company . . . . .        20,307        99,924(9)                   5.51%
Terry L. Ferrero. . . . . . . . . . .        28,835       86,857(10)                   5.32%
Don Stout (11). . . . . . . . . . . .         9,557          68,000                    3.63%
Gary M. Bremer. . . . . . . . . . . .        29,500       26,857(12)                   2.66%
James L. Box. . . . . . . . . . . . .             0       23,334(13)                   1.12%
Wayne W. Byers. . . . . . . . . . . .             0       10,001(14)                    .48%
Michael J. Curasi . . . . . . . . . .        10,000               0                     .48%
All directors and executive officers
as a group (10) persons . . . . . . .       150,640         562,573                   27.19%

_______________
1. Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and currently exercisable warrants to purchase 100,000 shares of common stock. Also includes currently exercisable warrants to purchase 25,850 shares of common stock issued directly to Ronald L. Attkisson. The address of Mr. Attkisson is 4739 Paces Ferry Road, Atlanta, Georgia 30327.

2. Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. The address of Billy R. Jones is 6001 Liveoak Parkway, Norcross, Georgia 30093.

3. Represents 127,284 shares of preferred stock convertible into 127,284 shares of common stock issued directly to Edgar D. Chapman, Jr. Also includes 25,351 shares of common stock and a currently exercisable warrant to purchase 63,642 shares of common stock issued to Fayette Mortgage Corporation, an entity controlled by Mr. Chapman. The address of Mr. Chapman is 216 Woodruff Way, Peachtree City, Georgia 30269.

4. Mr. Jackson possesses sole voting and investment power with respect to 18,203 shares of common stock, 72,000 shares of preferred stock convertible into 72,000 shares of common stock, a currently exercisable warrant to purchase 36,000 shares of common stock and 16,667 stock options which may be exercised within 60 days of April 7, 2003. Mr. Jackson shares voting and investment power with respect to 1,883 shares of common stock, 8,000 shares of preferred stock convertible into 8,000 shares of common stock and currently exercisable warrants to purchase 4,000 shares of common stock held by Mr. Jackson's wife.

5. Represents 84,960 shares of preferred stock convertible into 84,960 shares of common stock and currently exercisable warrants to purchase 42,480 shares of common stock. The address of Henry Alperin is 1 Eagleton Court, Augusta, Georgia 30909.

6. Represents 80,000 shares of preferred stock convertible into 80,000 shares of common stock and currently exercisable warrants to purchase 40,000 shares of common stock. The address of Tommy Duncan is 554 Duncan Road, Royston, Georgia 30662.

7. As sole trustee for two separate trusts, Mr. Drakeford possesses sole voting and investment power with respect to all shares set forth opposite his name. Represents 9,557 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in one trust, and 5,834 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in the other trust.

8. Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 4,000 stock options which may be exercised within 60 days of April 7, 2003. Mr. Gross shares voting and investment power with respect to 500 shares of common stock held by his wife.

9. Represents a currently exercisable warrant to purchase 99,924 shares of common stock. The address of Attkisson, Carter & Company is 3060 Peachtree Road, NW, Suite 1475, Atlanta, Georgia 30305.

10. Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock, a currently exercisable warrant to purchase 22,857 shares of common stock and 4,000 stock options which may be exercised within 60 days of April 7, 2003.

11. Mr. Stout shares voting and investment power with respect to 9,557 shares of common stock held jointly with his wife, 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife, and a currently exercisable warrant to purchase 20,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 8,000 stock options which may be exercised within 60 days of April 7, 2003.

12. Includes a currently exercisable warrant to purchase 22,857 shares of common stock and 4,000 stock options which may be exercised within 60 days of April 7, 2003.

13. Includes 23,334 stock options which may be exercised within 60 days of April 7, 2003.

14. Includes 10,001 stock options which may be exercised within 60 days of April 7, 2003.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2002, our board of directors held 12 meetings and the board of directors of ebank held 12 meetings. All of our directors and the directors of our bank attended at least 75% of the aggregate number of board meetings and the meetings of each committee on which they served. Our board of directors has also appointed a number of committees, including an audit committee and a compensation committee.

AUDIT COMMITTEE AND REPORT

     The audit committee has the responsibility of reviewing our financial statements and our subsidiary bank's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee also recommends to our board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has also received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor's independence from our company and its management. The audit committee reported its findings to our board of directors. The audit committee's report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

     In reliance on discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2002. The audit committee is composed of Mr. Gross, Mr. Drakeford, and Mr. Corona. All of the members of the audit committee are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee met two times during the year ended December 31, 2002. Our board of directors has adopted a written charter for our audit committee.

                                        AUDIT  COMMITTEE
                                        ----------------

                                        Stephen  R.  Gross
                                        Walter  Drakeford
                                        Gregory  J.  Corona

OTHER  COMMITTEES

     The compensation committee is composed of Messrs. Jackson, Bremer, Stout, Drakeford and Corona. Our compensation committee is responsible for establishing our compensation plans. Its duties include the development with management of all benefit plans for our employees, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The compensation committee did not meet in 2002.

     We do not have a nominating committee or a committee serving a similar function.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers has served:

          - as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

          - as a director of another entity which has had an executive officer who has served on our compensation committee; or

          - as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

                                   AUDIT FEES

     The aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of our annual financial statements for the period ended December 31, 2002 and the review of the financial statements included in our quarterly report for the third quarter of our 2002 fiscal year filed on SEC Form 10-QSB totaled $52,500.

     Audit fees billed by Mauldin & Jenkins, LLC for review of the financial statements included in our quarterly reports on SEC Form 10-QSB for the first and second quarters of our 2002 fiscal year totaled $5,000. See the discussion below regarding the change of our independent auditors in September 2002.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2002.

                                 ALL OTHER FEES

     The aggregate fees billed by Porter, Keadle Moore, LLP for professional services in connection with other non-audit services during our 2002 fiscal year totaled $1,450. These fees included services in connection with the sale of Peachtree Capital Corporation and the Maryland loan production office. The board of directors has considered whether the provision of these services was compatible with maintaining the accountant's independence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

     On December 27, 2001, we entered into an agreement, which was effective January 2, 2002, to purchase all of the outstanding shares of Peachtree Capital Corporation from Caroline O. and Stephen Harless. We appointed Ms. Harless as a director effective March 1, 2002. We paid $400,000 in cash and agreed to issue 76,792 shares of 9% convertible Series B-1 preferred stock and 76,792 shares of 9% convertible Series B-2 preferred stock. The total value of the Series B-1 and Series B-2 preferred stock was $450,000.

     In connection with the Peachtree Capital Corporation transaction, Peachtree Capital Corporation also entered into a consulting agreement with Harless & Associates, CPA, a company wholly owned by Caroline O. and Stephen Harless, for the retention of the services of Ms. Harless as an independent contractor with Peachtree Capital Corporation for a period of two years. Under this agreement, Harless & Associates, CPA was paid an annual sum equal to 30% of Ms. Harless' gross production for customers of Peachtree Capital Corporation existing on January 2, 2002 and 45% of Ms. Harless' gross production for customers of Peachtree Capital Corporation added after January 2, 2002. However, Harless & Associates, CPA was entitled to a minimum of $125,000 for each year of the agreement. In the event Harless & Associates, CPA was terminated without cause, Harless & Associates, CPA was to receive a monthly severance payment of $10,416.67 per month through the remainder of the two year agreement. In addition to the foregoing, Harless & Associates, CPA was entitled to a bonus of $25,000 if revenues of Peachtree Capital Corporation exceeded $800,000 during the first year of the agreement and an additional bonus of $50,000 if revenues of Peachtree Capital Corporation exceeded $900,000 during the second year of the agreement.

     Peachtree Capital Corporation entered into a two year employment agreement on a commission only basis with Edmund Harless, the father-in-law of our former director, Ms. Harless. In the event Edmund Harless is terminated without cause, Peachtree Capital Corporation must pay Edmund Harless a sum of $4,166.67 per month through the remainder of the two year agreement.

     Peachtree Capital Corporation agreed to pay Harless, Pittman & Associates, CPA's, a company in which our former director Ms. Harless and her husband own equity interests, $7,500 a month through December 31, 2003 for its share of office space, equipment and supplies and staff shared with Harless, Pittman & Associates, CPA's.

     We entered into a definitive agreement, effective as of December 31, 2002, for the sale of all of the outstanding capital stock of Peachtree Capital Corporation to Caroline O. Harless and her husband Steven Harless. In exchange for all of the capital stock of Peachtree Capital Corporation, Caroline O. and Steven Harless, delivered to us (1) 76,792 previously issued shares of our Series B-1 convertible preferred stock valued at $225,000; (2) 76,792 previously issued shares of our Series B-2 convertible preferred stock valued at $225,000; and (3) a cash payment of $578,000. The amount of the consideration was determined based upon arm's length negotiations. In connection with this transaction, Caroline O. Harless resigned from our Board of Directors effective December 31, 2002.

     From the third quarter of 2000 through January 2002, we conducted three private stock offerings. The following directors and persons that beneficially own more than 5% of our common stock participated as investors on the same terms and conditions as other investors and invested the total aggregate amounts as follows: NBC Capital Corp. FBO Ronald Attkisson, a greater than 5% beneficial owner- $509,000; Billy R. Jones, a greater than 5% beneficial owner- $500,000; Edgar D. Chapman, Jr., a greater than 5% beneficial owner- $318,210; Richard D. Jackson, a director and greater than 5% beneficial owner- $180,000 (and an additional $20,000 by Mr. Jackson's wife); Henry Alperin, a greater than 5% beneficial owner- $212,400; Tommy Duncan, a greater than 5% beneficial owner- $200,000; Stephen R. Gross, a director and greater than 5% beneficial owner-
$100,000; Terry L. Ferrero, a director and greater than 5% beneficial owner- $100,000; Don Stout, a director- $100,000 (jointly with his wife); and Walter Drakeford, a director and greater than 5% beneficial owner- $200,000 (in his capacity as a trustee for two separate trusts).

     Attkisson, Carter & Company (formerly, Attkisson, Carter & Akers), a greater than 5% beneficial owner, served as the placement agent for the first two private stock offerings. We paid Attkisson, Carter & Company approximately $600,000 in cash and issued warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share to Attkisson, Carter & Company and certain of its employees. In addition, in connection with our acquisition of Peachtree Capital Corporation, we issued to Attkisson, Carter & Company 20,307 shares of our common stock as a finder's fee equal to 7% of the purchase price of the acquisition.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons that beneficially own more than 10% of our common stock are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Forms 3, 4, and 5 and any representations made to us, it appears that the Statement of Changes in Beneficial Ownership on such forms for these persons were filed in a timely fashion during the 2002 fiscal year except as described herein. Stephen R. Gross reported late one purchase transaction last year. Caroline O. Harless, a former director, reported late her appointment as director and reported late one sale transaction last year. Gregory J. Corona reported late his appointment as director.

     Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless we are required to disclose the names of our directors, executive officers and greater than 10% beneficial owners who did not file a Form 5, unless we have obtained a written statement that no filing is required. As of April 7, 2002, we had not received any such written statement from each of Billy Jones, Edgar Chapman and NBC Capital Corp. FBO Ronald L. Attkisson.

                              INDEPENDENT AUDITORS

     We have selected Porter Keadle Moore, LLP to serve as our independent auditors for the year ending December 31, 2003. We do not expect a representative from this firm to attend the annual meeting.

CHANGES IN ACCOUNTANTS

     Effective as of September 16, 2002, Mauldin & Jenkins, LLC resigned as the Company's independent auditors and the Company engaged Porter Keadle Moore, LLP, as its new independent auditors for the fiscal year ending December 31, 2002.

     The reports of Mauldin & Jenkins, LLC on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no disagreements with Mauldin & Jenkins, LLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Mauldin & Jenkins, LLC, would have caused Mauldin & Jenkins, LLC to make reference to any such matters in their reports. During the fiscal years ended December 31, 2000 and December 31, 2001, and in the subsequent interim periods, there were no "reportable events" to describe as specified in Item 304(a)(1)(iv)(B) of Regulation S-B.

     The Company provided Mauldin & Jenkins, LLC with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to the Company's Current Report on Form 8-K dated September 17, 2002, is a copy of Mauldin & Jenkins, LLC's letter dated September 16, 2002, stating its agreement with such statements.

     On September 16, 2002, the Company engaged Porter Keadle Moore, LLP, as its independent auditors for the fiscal year ending December 31, 2002, to audit the Company's financial statements. As provided in the Company's Audit Committee Charter, the selection of the new independent auditors was approved by the Audit Committee of the Board. During the Company's two most recent fiscal years and the subsequent interim period preceding the engagement of Porter Keadle Moore, LLP, the Company did not consult Porter Keadle Moore, LLP, on any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

                     PROPOSAL NO. 2:  APPROVAL OF AMENDMENT
                        TO OUR 1998 STOCK INCENTIVE  PLAN



SUMMARY

     We are asking for your approval of an amendment (the "Amendment"), a copy of which is attached as Annex A, to our 1998 Stock Incentive Plan, as amended
                           -------
(the "Plan"). The Amendment would increase the number of shares of our common stock available under the Plan. Before the Amendment, the number of shares of our common stock available under the Plan was limited to 220,000. Upon approval of the Amendment, the number of shares available would be based on a formula which, subject to certain limitations discussed below, would generally ensure that such amount would be equal to 15% of our issued and outstanding shares of common stock.

     The Amendment makes no additional changes to the Plan.

     Shareholders approved the Plan in May 1999. Shareholder approval is being sought for the Amendment so that we may grant incentive stock options which qualify for certain favorable tax consequences, as described below. On June 17, 2002, our Board of Directors adopted the Amendment and directed that the Amendment be submitted to shareholders for approval at the 2003 Annual Meeting. Approval of the proposed amendment to the 1998 Stock Incentive Plan will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting. Accordingly, abstentions and broker non-votes will have the same effect as negative votes with respect to approval of the amendment. Because directors may receive options under the Plan, they may be deemed to have a personal interest in seeing the Amendment approved.

BACKGROUND AND RATIONALE

     We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. We have exceeded the number of shares of our common stock authorized under the Plan. Therefore, we ask you to approve this Amendment at the meeting so that we can grant additional incentive stock options.

SUMMARY OF THE PLAN AND THE AMENDMENT

     The following summary of the Plan and Amendment is qualified in its entirety by the text of the Plan, as amended.

     The Plan authorizes the grant to our employees and directors of options to purchase shares of our common stock, par value $.01, from time to time during the term of the Plan. Under the Amendment, the number of shares available for issuance under the Plan will initially be 220,000 and will automatically increase each year beginning on July 1, 2002 and annually thereafter until July 1, 2008 to an amount equal to 15% of the number of shares of our common stock issued and outstanding at that time, except that no such annual increase may exceed 2,000,000 shares. In addition, the Amendment reserves for our Board of Directors the discretion to limit (but not to increase) any such annual increase. Under this formula, and upon approval of the Amendment, the number of shares authorized under the Plan, based upon the first annual adjustment to be retroactively effective as of July 1, 2002, will be equal to 256,187.

     Under the Plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options; provided however, that directors who are not also employed by us are only eligible to receive non-qualified stock options under the Plan. The Plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee will determine the employees and directors who will receive options and the number of shares that will be covered by their options.

The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option, or five years in the case of an incentive stock option granted to any beneficial owner of more than 10% of our common stock) during which options will be exercisable. However, directors, officers and persons owning more than 10% of our stock may not exercise any option less than six months after the option is granted. The committee will also determine whether termination of an optionee's employment under various circumstances would terminate options granted under the Plan to that person. If granted an option under the Plan, the optionee will receive an option agreement specifying the terms of the options, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The Plan provides that options will become exercisable immediately upon a change in control of the company.

     The option price per share is an amount to be determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant (or 110%, in the case of any incentive stock option granted to a beneficial owner of more than 10% of our common stock). As of April 7, 2003, the closing price per share of our common stock as reported on the OTC Bulletin Board was $1.28. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. We will receive no consideration upon the grant of any option.

     Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

     The Board of Directors has the right at any time to terminate or amend the Plan. However, no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent. In addition, the Board of Directors may not amend the Plan without shareholder approval if the amendment would (i) increase the total number of shares of common stock issuable pursuant to incentive stock options under the Plan (except in the case of a stock split, merger, or other reorganization) or (ii) change the class of employees eligible to receive incentive stock options under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     There are no federal income tax consequences to the optionee or to us on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

     INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and we will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. We will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is taxed as long or short-term capital gain to the optionee, depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, we are entitled to a deduction to the extent of ordinary income recognized by the optionee.

     NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes ordinary income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and we may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise. Any increase in the value of the shares subsequent to the exercise date will be taxed as either long-term or short-term capital gain upon sale of the shares, depending upon the optionee's holding period.

GRANTS MADE SUBJECT TO SHAREHOLDER APPROVAL

     On January 29, 2003, we granted Gregory J. Corona, a director, a stock option to purchase 12,000 shares of our common stock. Because this grant exceeded the total number of shares authorized under the Plan on the grant date by 417 shares, the stock option is conditioned upon shareholder approval of the Amendment with respect to 417 shares. The stock option grant includes the following features:

     -    An  exercise  period  of  10  years;
     - A three year vesting term (vesting in three equal installments beginning on January 29, 2004);
     -    Restrictions  on  transferability;  and
     - An exercise price per share of $1.35, the closing price per share of our common stock as reported on the OTC Bulletin Board on the grant date.

NEW PLAN BENEFITS TABLE

The following table sets forth the number of shares underlying options to be granted to each of the parties named therein pursuant to the 1998 Stock Incentive Plan, as amended:

NEW PLAN BENEFITS

                                           1998 STOCK INCENTIVE PLAN, AS AMENDED
NAME AND POSITION                          DOLLAR VALUE ($)  NUMBER OF OPTIONS
-----------------------------------------  ----------------  ------------------

James L. Box, Chief Executive Officer               (1)             (1)
Wayne W. Byers, Chief Financial Officer             (1)             (1)
Michael J. Curasi, Senior Credit Officer            (1)             (1)
All Executive Officers, as a group                  (1)             (1)
All Non-Executive Directors, as a group             (1) (2)         417 (1) (2)
All Non-Executive Officer Employees, as a
Group                                               (1)             (1)

(1) Because awards granted under the 1998 Stock Incentive Plan, as amended, are determined from time to time by the committee, it is not possible to determine what future awards the committee will grant under the 1998 Stock Incentive Plan.

(2) Please see "Grants Made Subject to Shareholder Approval" above with respect to the common stock underlying the stock option granted to Mr. Corona which are subject to shareholder approval.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                       FOR
                            APPROVAL OF THE AMENDMENT
                        TO THE 1998 STOCK INCENTIVE PLAN.
       PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS
            SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

     If you want us to consider including a proposal in our 2004 proxy statement, you must deliver a written copy of your proposal to our secretary at our principal executive offices no later than December 23, 2003. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals and must meet the requirements set forth in rules and regulations promulgated by the Securities and Exchange Commission in order to be included in our proxy materials. If you notify us after March 8, 2004, of your intent to present a proposal at our 2004 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy material.


A COPY OF THE COMPANY'S FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THE MAILING OF THIS PROXY STATEMENT. IN ADDITION, A COPY OF THE 2002 10-KSB WILL BE FURNISHED WITHOUT CHARGE TO COMMON STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO EBANK FINANCIAL SERVICES, INC., C/O WAYNE W. BYERS, CHIEF FINANCIAL OFFICER, 2410 PACES FERRY ROAD, SUITE 190, ATLANTA, GEORGIA, 30309. THE COMPANY HEREBY UNDERTAKES TO PROVIDE TO ANY RECIPIENT OF THIS PROXY STATEMENT, UPON HIS OR HER REQUEST AND PAYMENT OF A FEE OF $0.25 PER PAGE TO REIMBURSE THE COMPANY FOR ITS EXPENSES IN CONNECTION THEREWITH, A COPY OF ANY OF THE EXHIBITS TO THE ANNUAL REPORT ON FORM 10-KSB.

                                     ANNEX A
                                     -------

                             SECOND AMENDMENT TO THE
                                EBANK.COM, INC.

                            1998 STOCK INCENTIVE PLAN

     WHEREAS, the Board of Directors of ebank.com, Inc., a Georgia corporation (the "Company") approved the 1998 Stock Incentive Plan (the "Plan") on September 1, 1998, the Office of Thrift Supervision approved the Plan on January 25, 1999, and the shareholders of the Company approved the Plan on May 3, 1999; and

     WHEREAS, effective September 20, 1999, the Board of Directors approved the First Amendment to the Plan; and

     WHEREAS, effective June 17, 2002, the Board of Directors approved the following amendment to the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1.     Amendment.  The first paragraph of Section 5.1 of the Plan is
            ---------
amended to read as follows:

     5.1     Limitations. The maximum number of shares that may be issued
             -----------
hereunder shall initially be 220,000. The amount of Stock subject to the Plan shall be increased as of September 20, 1999 and thereafter through and until June 30, 2002 shall automatically be increased each time the Company issues additional shares of Stock so that the total number of shares issuable hereunder shall at all times equal 15% of the then outstanding shares of Stock (rounded down to the nearest whole share), unless in any case the Board of Directors adopts a resolution providing that the number of shares issuable under this Plan shall not be so increased. If for any reason the total number of shares issuable under this Plan exceeds 15% of the then outstanding shares of Stock at any time prior to August 17, 2001 (the third anniversary of the commencement of operations of Commerce Bank), then the number of shares issuable under this Plan shall automatically be reduced to equal 15% of the then outstanding shares of Stock (but only to the extent the shares are not issuable pursuant to outstanding Options), unless the Company obtains approval from the Office of Thrift Supervision that such a reduction is not required. Notwithstanding the above, through and until June 30, 2002, the total number of shares of Stock issuable pursuant to Incentive Stock Options may not be increased to more than 220,000 (other than pursuant to antidilution adjustments) without shareholder approval. Commencing on July 1, 2002 and annually thereafter until July 1, 2008 (each such July 1 referred to herein as an "Adjustment Date"), the maximum number of shares of Stock that may be issued hereunder, whether pursuant to
                                                        -------------------
Incentive Stock Options or non-Incentive Stock Options, shall not exceed (in the
------------------------------------------------------
aggregate) the sum (the "Adjusted Maximum Shares") of:

     (i) the maximum number of shares of Stock that may be issued hereunder in accordance with the terms hereof as of the date immediately preceding such applicable Adjustment Date (the "Pre-Adjustment Maximum Shares"), and

     (ii) the least or lesser (the "Added Shares") of:
              ---------------

          (A) such number of shares by which (I) 15% of the outstanding shares of Stock as of such applicable Adjustment Date (rounded down to the nearest whole share), exceeds (II) the Pre-Adjustment Maximum Shares (if the foregoing calculation in this subparagraph (A) results in a negative number, the result of such calculation shall be deemed to be zero for purposes of this formula),

          (B) two million (2,000,000) shares of Stock (provided that such number of shares shall be adjusted at the same time as, and comparably and proportionately with, each and every antidilution adjustment in the Shares made under Section 5.2 hereof), and

          (C) such number of shares of Stock (which number shall be less than each of (A) and (B)) as determined by the Board with respect to such applicable Adjustment Date, if the Board chooses, in its discretion, to determine any such lesser number with respect to such applicable Adjustment Date.

In addition, the number of shares that may be issued hereunder shall be subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options or non-Incentive Stock Options. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph) may again be optioned under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option hereunder.

     2.     Approval.  Except as hereinabove amended and modified, the Plan is
            --------
approved, ratified, and affirmed without further modification or amendment.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of June 17, 2002, in accordance with the authority provided by the Board of Directors.

                                  ebank.com, Inc.


                                  By:  /s/ James L. Box
                                     -----------------------
                                           James L. Box
                                           President and Chief Executive Officer